Exhibit 5.1
John McKenna
+1 650-843-5059
jmckenna@cooley.com

August 13, 2020

Apollo Endosurgery, Inc.
1120 S. Capital of Texas Highway
Austin, Texas 78746

Ladies and Gentlemen:

We have acted as counsel to Apollo Endosurgery, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), covering the resale by certain persons of up to (i) 2,480,000 shares (the “Common Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”) and (ii) 17,520,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of certain warrants (the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus included in the Registration Statement (the “Prospectus”), the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Warrants and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than the Company of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion regarding the Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities, including the Warrants, of the Company cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed that the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Common Shares have been validly issued and are fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ John McKenna
John McKenna
Cooley LLP 3175 Hanover street Palo Alto, CA 94304
T: (650) 843-5000 F: (650) 849-7400 cooley.com